UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 3 , 2010 (July 29, 2010)

ACI WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
120 Broadway, Suite 3350
New York, New York 10271
(Address of principal executive offices) (Zip Code)
Registrant’s Telephone Number, Including Area Code: (646) 348-6700
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Entry Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     (e) On July 29, 2010, the Compensation and Leadership Development Committee of the Board of Directors (the “Committee”) of ACI Worldwide, Inc. (the “Company”) approved and adopted the ACI Worldwide, Inc. Deferred Compensation Plan (the “Plan”). The Plan is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.
     The Plan is an unfunded, nonqualified deferred compensation plan designed to allow non-employee directors and a select group of management or highly compensated employees of the Company designated by the Committee (each a “Participant” and collectively, the “Participants”) to save for retirement on a tax-deferred basis. The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. The effective date for the Plan will be October 1, 2010. The initial plan year will commence on October 1, 2010 and end on December 31, 2010 and thereafter, each plan year will be from January 1 to December 31.
     Participants in the Plan may elect to defer a portion of their regular compensation and performance-based compensation. The amounts deferred under the Plan represent an unsecured general obligation of the Company to make payments to the Participant at some time in the future. Amounts deferred under the Plan will be credited to bookkeeping accounts maintained by the Company for each Participant and will be credited or debited with the Participant’s proportionate share of any gains or losses attributable to the earnings indices selected by the Participant. The Committee will designate the earnings indices available to Participants; provided, however, under no circumstances shall the value of the Company’s stock be used as an earnings index. The earnings indices are to be used for measurement purposes only and amounts deferred under the Plan will not represent any actual investment made on the Participant’s behalf by the Company. The amount that the Company is required to pay under the Plan is equal to the elective deferrals made by the Participant, as adjusted for the hypothetical gains or losses based on the earnings indices selected by the Participant. The Company may make discretionary contributions to Participant accounts in such amounts and at such times as are determined by the Company from time to time in its sole discretion.
     The amounts payable to Participants under the Plan will be distributed in accordance with the distribution provisions of the Plan. Distributions can not be made prior to the distribution dates specified by the Participants, other than withdrawals made in the event of a Participant’s “unforeseeable emergency”, as defined in the Plan. Participants will receive distributions in a single lump-sum payment upon the earliest of (a) the Participant’s separation from service, or (b) the Participant’s death or disability (“Standard Distribution”). In lieu of the Standard Distribution timing, a Participant may elect, at the time of deferral, to receive distributions for a given plan year (a) at a specific date or time (or upon attainment of a specific age), or (b) upon the earlier of such date (or age) or one or more of the Standard Distribution events. A Participant may also elect, at the time of deferral, to receive distributions in annual installments for a period of up to 10 years. Deferred amounts retained in a Participant’s account during the payout period continue to earn hypothetical gains and are subject to hypothetical losses based on the earnings indices selected by the Participant.
     Under the terms of the Plan, the Company may establish a trust for the purpose of holding all or a portion of the Participants’ account balances; provided, the agreement establishing such trust shall provide that the assets held therein will be available to satisfy claims of the Company’s general creditors in the event of the Company’s insolvency.
     The Committee reserves the right to amend or terminate the Plan at any time; provided, however, that no such action shall affect a Participant’s right to receive the full amount of his or her vested account balance. This summary of the terms of the Plan is not intended to be complete and is qualified in its entirety by reference to the Plan, which is filed hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit
No.	Description
10.1	ACI Worldwide, Inc. Deferred Compensation Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACI WORLDWIDE, INC.
/s/ Victoria H. Sitz
Victoria H. Sitz, Vice President

Date: August 3, 2010

EXHIBIT INDEX

Exhibit
No.	Description
10.1	ACI Worldwide, Inc. Deferred Compensation Plan